Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
June 6, 2008	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI INTERNATIONAL METALS INTRODUCES NEW OPERATING STRUCTURE
•	Reorganization will allow greater operating focus on value-added products and enhance development of new products, services, and markets in support of strategic growth initiatives

•	Company appoints Stephen Giangiordano as Executive Vice President, Technology and Innovation
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), a leading supplier of high-end titanium products and solutions, today introduced a new operating and financial reporting structure to further enhance the Company’s strategy of supplying a fully integrated offering of titanium parts and sophisticated materials solutions to its global customers.
     Under the new structure, RTI is separating its fabrication and distribution businesses. This separation will better position the Company to produce and offer customers a full range of value-added mill products. Effective July 1, 2008, RTI will reorganize into three operating groups - Distribution Group, Fabrication Group, and Titanium Group, each of which will report to Michael Wellham, President and Chief Operating Officer. The creation of three separate groups will enhance RTI’s product and solution offerings, provide greater accountability for these individual operations, and drive increased transparency for not only management but also investors.
     In conjunction with today’s announcement, the following people have been appointed as the divisional heads of the new operating groups:
•	David Hall (46), currently Head of European Distribution, is appointed Group Vice President for Distribution.

•	Karl Weiss (55), currently the Vice President for the Fabrication & Distribution Group, is appointed Group Vice President for Fabrication.

•	Lou Bartlo, Jr. (49), currently the General Manager of Manufacturing for the Titanium Group, is appointed Group Vice President for Titanium.
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June 6, 2008

     As part of the organizational changes announced today, RTI has appointed Stephen Giangiordano (51) Executive Vice President, Technology and Innovation. In this newly created position, Mr. Giangiordano will be responsible for research & development, innovation and lean manufacturing initiatives globally. He will lead RTI’s development of new product and manufacturing technologies in order to further the Company’s focus on continuously improving manufacturing efficiency and product value for customers, while developing innovative and new product offerings to a growing range of new end market opportunities.
     “This is an exciting time for RTI. The restructuring initiatives and appointments announced today further our efforts to deliver totally integrated solutions to our existing and prospective customers. In light of our commercial success in each of our markets, this new operating and management structure is the next natural step in our ability to demonstrate to the marketplace our differentiated and fully integrated value proposition,” said Dawne S. Hickton, Vice-Chairman and Chief Executive Officer of RTI. “RTI’s development of new and innovative products, as demonstrated by the launch of the seat track program for Boeing’s 787, has created new market opportunities for the Company’s value-added structural titanium components. For example, projects already underway include orders for developmental parts for the A350, as well as other aerospace programs for new titanium designed parts. This operational structure will enhance RTI’s efforts to take advantage of many similar and exciting growth opportunities.”
     RTI has also appointed Richard R. Dean (51) as Vice President of Raw Materials. Mr. Dean will oversee RTI’s new 20 million pound premium-grade titanium sponge plant, currently under development in Hamilton, Mississippi. This facility will support the existing Airbus and Lockheed Martin agreements and provide RTI with the ability to diversify its sourcing of raw materials and support growth in both primary and new markets, such as energy and medical devices. Mr. Dean’s most recent employment, prior to joining RTI, was Site Director for the Tronox facility in Hamilton, Mississippi, the third largest titanium dioxide plant in the world.
     “We are very excited to welcome Richard back to RTI’s team. He brings over thirty years of related operational experience, including in the operation of our prior sponge plant, and will play a key role in managing the development and day-to-day operations of RTI’s cutting-edge sponge facility,” Ms. Hickton added.
     This release contains certain forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the impact of global events on the commercial aerospace industry, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified
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June 6, 2008

by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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